Exhibit 99.1

NutraCea Completes Two Fund Raising Deals
Adds New Board Member

SCOTTSDALE, Ariz., January 23, 2012 -- NutraCea (OTCQB: NTRZ), a global leader in the production and marketing of value added products derived from rice bran, announces two fund raising transactions and the addition of a new Board member.

The Company today announced the recent completion of two funding transactions. The first is an $870,000 Original Issue Discount Senior Secured Convertible Note provided by Hillair Capital Investments L.P. The second funding is a Subordinated Convertible Secured Note package (the “Notes”) totaling $4.3 million, which included the roll-over of $2.3 million in previously issued convertible notes and allows for an authorized total facility amount of $7.5 million.  In total, NutraCea raised over $2.7 million in cash prior to related closing costs from these two transactions.

NutraCea used existing cash and part of the proceeds of these two fund raising transactions to make the final payments due to its bankruptcy creditors in accordance with terms of its Amended Plan of Reorganization which became effective on November 30, 2010 upon the Company’s exit from Chapter 11 Bankruptcy proceedings.

Halpern Capital, a FINRA registered broker-dealer, was the Company's investment bank and financial advisor for both transactions.  Baruch Halpern, managing partner of Halpern Capital Inc., was a major investor in the Notes package.  Other participants in the Notes included new investors as well as current NutraCea shareholders.  Weintraub Partners, consisting  of attorneys from the Company’s lead legal advisor Weintraub, Genshlea, Chediak, Tobin & Tobin LLP.;  NutraCea Board members Ed McMillan, Chairman of the Board of Directors; James Lintzenich, Compensation Committee Chair; and W. John Short, Director and CEO, also invested in the Notes.

Concurrent with the completion of the funding transactions, Baruch Halpern was appointed to the Board of Directors and Steven Saunders resigned from the Board.  In addition, a Majority in Interest of investors in the Notes received the right to nominate another Director to be appointed to the Board.  Concurrent with these changes, NutraCea increased the size of its board to seven members.

W. John Short, Chief Executive Officer of NutraCea, stated, “The completion of these two fund raising transactions allows us to put the bankruptcy fully behind us and to focus our management team’s energies on building NutraCea into a significant player in the global food ingredient industry.”

Mr. Short continued, “I welcome Baruch Halpern to the NutraCea Board of Directors. Baruch has been a shareholder, financial advisor and strong supporter of NutraCea for several years and is very knowledgeable about the strategies and future direction we have set for our Company.  I want to thank Baruch and his team for their support in closing both of these fund raising transactions.  In addition, I want to thank Steven Saunders for his support of the company and his service to the Board over many years.”

Additional details can be found in the Form 8-K filed today with the Securities and Exchange Commission.

Forward-Looking Statements
This release may contain forward-looking statements.  These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in NutraCea's filings with the Securities and Exchange Commission, including NutraCea's most recent periodic reports.

About NutraCea
NutraCea is a world leader in production and marketing of value added products derived from rice bran.  NutraCea holds many patents for processed rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally an underutilized co-product of rice milling. NutraCea also produces rice based consumer health supplements. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

About Halpern Capital
Halpern Capital is a boutique investment bank and broker-dealer, primarily focused on advisory and capital raising services. It has a strong track record of successful completion of capital raising transactions under a variety of market conditions, with the firm's key members having raised about $1 billion.  Halpern Capital has expertise in convertible structures as well as structured financial solutions using out-of-favor asset groups and credit enhancements.  It has assisted and advised its clients with capital raises for expansion, M&A, financial restructuring and management buy-outs.  More information can be found on its website at http://www.halperncapital.com. Member of FINRA, SIPC.

Investor Contact:
Alliance Advisors, LLC
Alan Sheinwald, President & Founder
(914) 669-0222
asheinwald@allianceadvisors.net